Exhibit 10.2

August 21, 2006

Mr. Jonathan Norwood
309 McDaniel Avenue
Greenville, SC 29601

Dear Mr. Norwood,

     1. In the event that you are no longer employed by Hampshire Group Limited or any of its subsidiaries (collectively, the "Company"), the Company hereby agrees to compensate you for time spent by you (including, without limitation, time spent with respect to travel, document review, consultation with advisors or the Company, deposition and deposition preparation) in connection with: (i) the investigation, defense or appeal of any action, suit or proceeding, or preparing to investigate, defend, or participate in (including on appeal) any pending or potential action, suit or proceeding, relating, directly or indirectly, to the Investigation or otherwise to the Company or the Company's past, present or future employee benefit plans or affiliates (including, without limitation, any of the Company's subsidiaries, officers and directors) (as used herein, the terms "action, suit or proceeding" and "Investigation" shall have the meanings ascribed to them in that certain Indemnification Agreement, dated as of the date hereof between you and Hampshire Group Limited (the "Indemnification Agreement")) (other than with respect to an action, suit or proceeding, if any, in which you have been retained as a paid expert witness for and/or paid advisor to a plaintiff in such action, suit or proceeding against the Company or in which you are a named plaintiff bringing such an action, suit or proceeding against the Company), (ii) establishing or enforcing a right to indemnification under the Indemnification Agreement, Section 145 of the DGCL or otherwise or a right to compensation under this letter agreement, or (iii) otherwise providing assistance or consultation to the Company. You shall be compensated at an hourly rate equal to the greater of (x) your final total compensation hourly rate, taking into account your annual base salary as in effect prior to the termination of your employment and assuming 2,080 annual work hours, multiplied by 1.0765 (e.g., your current base salary of $168,000, multiplied by 1.0765, equals $180,852, and at 2,080 work hours would result in a compensation rate of $86.95 per hour) or (y) such other amount as may be agreed to by you and approved by the Company's Board of Directors. You acknowledge and agree that you will be solely responsible for the payment of any federal, state and local taxes applicable to any compensation paid or payable by the Company in connection with the preceding sentence, and that the payment of such compensation will not entitle you to any benefits, privileges or rights of an employee of the Company.

     2. Notwithstanding the foregoing, you shall not be compensated for any time spent actually testifying in court as a witness whether called by the Company or any third party.

     3. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties to this letter agreement. No waiver of any of the provisions of this letter agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     4. For purposes of any claims or proceedings to enforce this letter agreement, the Company consents to the jurisdiction and venue of any federal or state court of competent jurisdiction in


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the states of Delaware and South Carolina, and waives and agrees not to raise any defense that any such court is an inconvenient forum or any similar claim.

     5. This letter agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

     6. Nothing in this letter agreement is intended to create any right to employment or continued employment. Nothing in this letter agreement is intended to create any obligation for you to provide any consultation or assistance to the Company in the event that you are no longer employed by the Company.

     7. The provisions for compensation set forth in this letter agreement shall not be deemed exclusive of any other rights which you may have under any provision of law, the Company's Certificate of Incorporation or Bylaws, pursuant to a determination in any court in which a proceeding is brought, the vote of the Company's stockholders or disinterested directors, the Indemnification Agreement, other agreements or otherwise. Your rights hereunder shall inure to the benefit of your heirs, executors and administrators.

     8. If any provision or provisions of this letter agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless compensate you as contemplated herein to the fullest extent permitted by any applicable portion of this letter agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

     9. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Sincerely,

HAMPSHIRE GROUP, LIMITED


                                  By:  /s/ Michael S. Culang
                                       -----------------------------------------
                                  Name:   Michael S. Culang
                                  Title:  Interim CEO


AGREED AND ACCEPTED AS OF THE DATE WRITTEN ABOVE:


                                    /s/ Jonathan W. Norwood
                                    --------------------------------------------
                                    Jonathan W. Norwood


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